Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2026, relating to the consolidated financial statements and financial statement schedule of Climb Global Solutions, Inc. and subsidiaries, and the effectiveness of Climb Global Solutions, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte and Touche LLP

New York, New York
June 9, 2026